Exhibit g 1 s

Mainstay VP Funds Trust

August 17, 2018

State Street Bank and Trust Company

1 Iron Street

Boston, MA 02210

Attention: MainStay Group of Funds Client Manager

Re: MainStay VP Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as the MainStay VP IQ Hedge Multi-Strategy Portfolio effective September 10, 2018.

In accordance with Section 30, the Additional Portfolios provision, of the Amended and Restated Master Custodian Agreement dated as of January 1, 2011, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the MainStay Funds and retaining one for your records.

Sincerely,

MAINSTAY VP FUNDS TRUST

By:	/s/ Kirk C. Lehneis
Name:	Kirk C. Lehneis
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: September 10, 2018